EXHIBIT 11

                  NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARY
                        COMPUTATION OF NET LOSS PER SHARE


                                   Three Months Ended           Nine Months Ended
                                        March 31                    March 31
                                   ------------------          ------------------
                                   2000          1999          2000          1999
                                   ----          ----          ----           ---

Net loss                      $(1,765,338)   (  280,992)   (2,867,897)   (1,132,087)

Dividends on Series A and
  B  preferred stock                  -      (   70,216)          -      (  160,842)
                                ---------     ---------     ---------     ---------

Net loss applicable to
  common shareholders         $(1,765,338)   (  351,208)   (2,867,897)   (1,292,929)
                                =========     =========     =========     =========

Weighted average number of
  common shares outstanding    34,217,425    15,414,955    32,030,727    13,487,172

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                -             -             -             -
                               ----------    ----------    ----------    ----------

                               34,217,425    15,414,955    32,030,727    13,487,172
                               ==========    ==========    ==========    ==========

Basic and diluted loss per
  share applicable to common
  shareholders                $(      .05)   (      .02)   (      .09)   (      .10)
                                =========     =========     =========     =========


Stock options and warrants are not considered in the calculations as the impact of the potential common shares (18,034,713 shares at March 31, 2000 and 12,695,000 shares at March 31, 1999) would be to decrease net loss per share.














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